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                                                               EXHIBIT 11.1

                 STEVENS INTERNATIONAL, INC. AND SUBSIDIARIES
              COMPUTATIONS OF NET INCOME (LOSS) PER COMMON SHARE
                                 (UNAUDITED)
                (Amounts in thousands, except per share data)



                                                      Three Months Ended
                                                           March 31,
                                                        1999      1998
                                                        -----     -----
   Basic and diluted:

     Weighted average shares outstanding - basic        9,492     9,488
     Assumed exercise of Series A and B stock
      options (Treasury stock method)                      --         --
                                                        -----     -----
   Total common share equivalents - diluted             9,492     9,488
                                                        =====     =====
   Net income (loss)                                   $   43    $ (416)
                                                        =====     =====
   Per share amounts  -- Basic and fully diluted:

   Net income (loss) - basic                           $0.005    $(0.04)
                                                        =====     =====
   Net income (loss) - diluted                         $0.005    $(0.04)
                                                        =====     =====

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